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As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-***

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HILTON HOTELS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2058176 (I.R.S. Employer Identification No.)
9336 Civic Center Drive Beverly Hills, California (Address of Principal Executive Offices)	90210 (Zip Code)

Hilton Hotels Corporation
2004 Omnibus Equity Compensation Plan
(Full title of the plan)

Madeleine A. Kleiner
Executive Vice President and General Counsel
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210
(Name and address of agent for service)

(310) 278-4321
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)

Common Stock	30,000,000	$17.24	$517,200,000	$65,529.24

(1)
The proposed maximum offering price per share is based upon the average of the high and low sales prices of the Registrant's Common Stock on May 24, 2004. This Registration Statement also covers an indeterminate number of shares of the Registrant's Common Stock which may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed with the U.S. Securities and Exchange Commission (the "Commission") by Hilton Hotels Corporation (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Form S-8 Registration Statement (the "Registration Statement") and made a part hereof:

  1.
  The Company's Annual Report on Form 10-K for the year ended December 31, 2003;

  2.
  The Company's Quarterly Report on Form 10-Q for the period ended March 31, 2004; and

  3.
  The Company's Current Reports on Form 8-K dated January 26, 2004 (exclusive of Item 12 information), February 27, 2004 and April 28, 2004 (exclusive of Item 12 information).

        All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Experts

        The financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 incorporated by reference in the prospectus and elsewhere in this Registration Statement, to the extent and for the periods indicated in their report, have been audited by Ernst & Young LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

Item 4.    Description of Securities.

        Not Applicable

Item 5.    Interests of Named Experts and Counsel.

        Madeleine A. Kleiner, who is providing the legal opinion attached as Exhibit 5 hereto, is the Executive Vice President and General Counsel of the Company. As such, she is an executive officer of the Company and is employed by and compensated by the Company. She holds options to purchase 184,500 shares of the Company's common stock and owns 54,711 supplemental retirement benefit units that entitle her to receive shares of the Company's common stock on a one-for-one basis, subject to certain conditions contained in the Company's Supplemental Retirement and Retention Plan. She will be eligible to receive awards under the Hilton Hotels Corporation 2004 Omnibus Equity Compensation Plan.

Item 6.    Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation has the power to indemnify directors and officers under prescribed circumstances and subject to specified limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. The Company's Restated Certificate of Incorporation and By-Laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL. In addition, the Company has entered into indemnification agreements with its executive officers and directors. The Company has also purchased and maintains insurance for its officers, directors, employees or agents against liabilities which an officer, director, employee or agent may incur in his or her capacity as such.

Item 7.    Exemption from Registration Claimed.

        Not Applicable

Item 8.    Exhibits.

Exhibit Numbers	Exhibit
4	Hilton Hotels Corporation 2004 Omnibus Equity Compensation Plan
5	Opinion of Madeleine A. Kleiner
23	Consent of Ernst & Young LLP
24	Power of Attorney (included as part of the signature page)

Item 9.    Undertakings.

        The undersigned hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that subparagraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, as of May 27, 2004.

HILTON HOTELS CORPORATION
By:	/s/ MADELEINE A. KLEINER Name: Madeleine A. Kleiner Title: Executive Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated as of May 27, 2004.

        Each person, in so signing, also makes, constitutes and appoints Madeleine A. Kleiner, with full power of substitution, as his or her true and lawful attorney-in-fact, in his or her name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.

/s/ STEPHEN F. BOLLENBACH Stephen F. Bollenbach President, Chief Executive Officer and Director	/s/ BENJAMIN V. LAMBERT Benjamin V. Lambert Director
/s/ A. STEVEN CROWN A. Steven Crown Director	/s/ DAVID MICHELS David Michels Director
/s/ PETER M. GEORGE Peter M. George Director	/s/ JOHN H. MYERS John H. Myers Director
/s/ MATTHEW J. HART Matthew J. Hart Executive Vice President and Chief Financial Officer	/s/ JOHN L. NOTTER John L. Notter Director
/s/ BARRON HILTON Barron Hilton Chairman of the Board	/s/ DONNA F. TUTTLE Donna F. Tuttle Director
/s/ DIETER HUCKESTEIN Dieter Huckestein Director	/s/ PETER V. UEBERROTH Peter V. Ueberroth Director
/s/ ROBERT L. JOHNSON Robert L. Johnson Director	/s/ SAM D. YOUNG Sam D. Young Director
/s/ ROBERT M. LA FORGIA Robert M. La Forgia Senior Vice President and Controller (Chief Accounting Officer)

INDEX TO EXHIBITS

Exhibit Numbers	Exhibit
4	Hilton Hotels Corporation 2004 Omnibus Equity Compensation Plan
5	Opinion of Madeleine A. Kleiner
23	Consent of Ernst & Young LLP
24	Power of Attorney (included as part of the signature page)

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference .
  Item 4. Description of Securities .
  Item 5. Interests of Named Experts and Counsel .
  Item 6. Indemnification of Directors and Officers .
  Item 7. Exemption from Registration Claimed .
  Item 8. Exhibits .
  Item 9. Undertakings .
SIGNATURES
INDEX TO EXHIBITS